10f-3 REPORT

                        THE TRAVELERS SERIES TRUST
                        FEDERATED HIGH YIELD PORTFOLIO

                 June 1, 2004 through August 31, 2004

              Trade                           Purchase Trade  % of
Issuer       Date    Selling Dealer Principal Price   Amount Issue(1)
Freescale  7/16/2004 Goldman Sachs $175,000 $100.00 $175,000 0.07%
Semiconductor
Floating Rate
Note 7.125%
due 7/15/2014


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.